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EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------

We consent to incorporation by reference in the Registration Statement on Form S-8 (SEC File #: 333-83504), filed on February 27, 2002, of our independent auditor's report dated October 15, 2002 (except for Notes P and O as to which the date is December 30, 2002) relating to the audited balance sheets of Composite Technology Corporation (SEC File #0-10999, CIK # 317477) as of September 30, 2002 and 2001 and the related statements of operations and comprehensive loss and cash flows for each of the years ended September 30, 2002 and 2001, respectively, which report appears in the 2002 Annual Report on Form 10-KSB of Composite Technology Corporation.



                                                S. W. HATFIELD, CPA
Dallas, Texas
January 9, 2003



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